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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Vitesse Semiconductor Corporation

(Name of issuer)

Common Stock

(Title of class of securities)

928497106

(CUSIP number)

December 31, 2009

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Advisors, LLC
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 40,712,026 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 40,712,026 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 40,712,026 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 9.99% (See item 4)
12	Type of reporting person* IA

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Advisors, LLC
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 13,287,160 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 13,287,160 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 13,287,160 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 3.26% (See item 4)
12	Type of reporting person* IA

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Partners, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization British Virgin Islands
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 5,888,970 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 5,888,970 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 5,888,970 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 1.45% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Concentrated Convertible Arbitrage Fund, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 5,888,970 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 5,888,970 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 5,888,970 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 1.45% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Concentrated Convertible Arbitrage Fund, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization British Virgin Islands
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 5,888,970 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 5,888,970 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 5,888,970 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 1.45% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Cineasias Partners, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization British Virgin Islands
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 7,398,189 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 7,398,189 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 7,398,189 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 1.82% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Fund, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 7,398,189 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 7,398,189 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 7,398,189 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 1.82% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Fund, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization British Virgin Islands
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 7,398,189 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 7,398,189 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 7,398,189 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 1.82% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Advisors, LLC
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 17,430,116 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 17,430,116 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 17,430,116 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 4.28% (See item 4)
12	Type of reporting person* IA

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Partners, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization British Virgin Islands
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 9,679,296 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 9,679,296 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 9,679,296 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 2.38% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Multi-Strategy Fund, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 9,679,296 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 9,679,296 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 9,679,296 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 2.38% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Multi-Strategy Fund, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization British Virgin Islands
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 9,679,296 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 9,679,296 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 9,679,296 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 2.38% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). F-Cubed Partners, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization British Virgin Islands
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 7,750,819 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 7,750,819 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 7,750,819 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 1.90% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Fund, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 7,750,819 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 7,750,819 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 7,750,819 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 1.90% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Fund, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization British Virgin Islands
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 7,750,819 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 7,750,819 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 7,750,819 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 1.90% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Hedged High Yield Advisors, LLC
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 1,521,531 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 1,521,531 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 1,521,531 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.37% (See item 4)
12	Type of reporting person* IA

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Hedged High Yield Partners, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization British Virgin Islands
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 539,381 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 539,381 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 539,381 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.13% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Credit Arbitrage Fund, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 539,381 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 539,381 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 539,381 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.13% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Credit Arbitrage Fund, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization British Virgin Islands
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 539,381 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 539,381 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 539,381 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.13% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). DRE Partners, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization British Virgin Islands
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 982,150 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 982,150 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 982,150 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.24% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Hedged High Yield Fund, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 982,150 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 982,150 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 982,150 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.24% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Hedged High Yield Fund, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization British Virgin Islands
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 982,150 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 982,150 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 982,150 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.24% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Diversified Convertible Arbitrage Advisors, LLC
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 483,763 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 483,763 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 483,763 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.12% (See item 4)
12	Type of reporting person* IA

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Diversified Convertible Arbitrage Partners, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 483,763 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 483,763 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 483,763 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.12% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Diversified Convertible Arbitrage Fund, L.P.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 483,763 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 483,763 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 483,763 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.12% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Diversified Convertible Arbitrage Fund, Ltd.
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 483,763 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 483,763 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 483,763 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.12% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Pandora Select Advisors, LLC
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 2,944,643 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 2,944,643 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 2,944,643 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.72% (See item 4)
12	Type of reporting person* IA

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Pandora Select Partners LP
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization British Virgin Islands
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 2,944,643 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 2,944,643 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 2,944,643 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.72% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Pandora Select Fund, LP
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 2,944,643 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 2,944,643 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 2,944,643 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.72% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Pandora Select Fund, Ltd
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization British Virgin Islands
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 2,944,643 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 2,944,643 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 2,944,643 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.72% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Advisors, LLC
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 549,570 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 549,570 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 549,570 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.13% (See item 4)
12	Type of reporting person* IA

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Fund, LP
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 549,570 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 549,570 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 549,570 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.13% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Fund SPC, Ltd
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization British Virgin Islands
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 549,570 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 549,570 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 549,570 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.13% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Fund LP, Series B
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 549,570 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 549,570 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 549,570 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.13% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

13G

CUSIP No. 928497106
1	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Fund, Ltd – Segregated Portfolio B
2	Check the appropriate box if a member of a group* (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization British Virgin Islands
Number of shares beneficially owned by each reporting person with:	5	Sole voting power 0
	6	Shared voting power 549,570 (See item 4)
	7	Sole dispositive power 0
	8	Shared dispositive power 549,570 (See item 4)
9	Aggregate amount beneficially owned by each reporting person 549,570 (See item 4)
10	Check if the aggregate amount in Row (9) excludes certain shares*
11	Percent of class represented by amount in Row (9) 0.13% (See item 4)
12	Type of reporting person* PN

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

Item 1.	(a)	Name of Issuer

Vitesse Semicondictor Corporation

	(b)	Address of Issuer’s Principal Executive Offices

741 Calle Plano Camarillo, CA 93012-8543

Item 2.	(a)	Name of Person Filing

This statement is filed by:

	(i)	Whitebox Advisors, LLC, a Delaware limited liability company (“WA”);

	(ii)	Whitebox Convertible Arbitrage Advisors, LLC, a Delaware limited liability company (“WCAA”);

	(iii)	Whitebox Convertible Arbitrage Partners, L.P., a British Virgin Islands limited partnership (“WCAP”);

	(iv)	Whitebox Concentrated Convertible Arbitrage Fund , L.P., a Delaware limited partnership (“WCCAFLP”);

	(v)	Whitebox Concentrated Convertible Arbitrage Fund, Ltd., a British Virgin Islands international business company (“WCCAFLTD”);

	(vi)	Cineasias Partners, L.P., a British Virgin Islands limited partnership (“CP”);

	(vii)	Whitebox Convertible Arbitrage Fund, L.P., a Delaware limited partnership (“WCAFLP”);

	(viii)	Whitebox Convertible Arbitrage Fund, Ltd., a British Virgin Islands international business company (“WCAFLTD”);

	(ix)	Whitebox Combined Advisors, LLC, a Delaware limited liability company (“WCA”);

	(x)	Whitebox Combined Partners, L.P., a British Virgin Islands limited partnership (“WCP”);

	(xi)	Whitebox Multi-Strategy Fund , L.P., a Delaware limited partnership (“WMSFLP”);

	(xii)	Whitebox Multi-Strategy Fund, Ltd., a British Virgin Islands international business company (“WMSFLTD”);

	(xiii)	F-Cubed Partners, L.P., a British Virgin Islands limited partnership (“FCP”);

	(xiv)	Whitebox Combined Fund, L.P., a Delaware limited partnership (“WCFLP”);

	(xv)	Whitebox Combined Fund, Ltd., a British Virgin Islands international business company (“WCFLTD”);

	(xvi)	Whitebox Hedged High Yield Advisors, LLC, a Delaware limited liability company (“WHHYA”);

	(xvii)	Whitebox Hedged High Yield Partners, L.P., a British Virgin Islands limited partnership (“WHHYP”);

	(xviii)	Whitebox Credit Arbitrage Fund , L.P., a Delaware limited partnership (“WCRAFLP”);

	(xix)	Whitebox Credit Arbitrage Fund, Ltd., a British Virgin Islands international business company (“WCRAFLTD”);

	(xx)	DRE Partners, L.P., a British Virgin Islands limited partnership (“DP”);

	(xxi)	Whitebox Hedged High Yield Fund, L.P., a Delaware limited partnership (“WHHYFLP”);

	(xxii)	Whitebox Hedged High Yield Fund, Ltd., a British Virgin Islands international business company (“WHHYFLTD”);

	(xxiii)	Whitebox Diversified Convertible Arbitrage Advisors, LLC, a Delaware limited liability company (“WDCAA”);

	(xxiv)	Whitebox Diversified Convertible Arbitrage Partners, L.P., a Cayman Islands limited partnership (“WDCAP”);

	(xxv)	Whitebox Diversified Convertible Arbitrage Fund, L.P., a Delaware limited partnership (“WDCAFLP”);

	(xxvi)	Whitebox Diversified Convertible Arbitrage Fund, Ltd., a Cayman Islands international business company (“WDCAFLTD”);

	(xxvii)	Pandora Select Advisors, LLC, a Delaware limited liability company (“PSA”);

	(xxviii)	Pandora Select Partners, L.P., a British Virgin Islands limited partnership (“PSP”);

	(xxix)	Pandora Select Fund, L.P., a Delaware limited partnership (“PSFLP”);

	(xxx)	Pandora Select Fund, Ltd., a British Virgin Islands international business company (“PSFLTD”);

	(xxxi)	Whitebox Special Opportunities Advisors, LLC, a Delaware limited liability company (“WSOPA”);

	(xxxii)	Whitebox Special Opportunities Fund, L.P., a Delaware Series limited partnership (“WSOPFLP”);

	(xxxiii)	Whitebox Special Opportunities Fund SPC, Ltd., a British Virgin Islands Segregated Portfolio Company (“WSOPFLTD”);

	(xxxiv)	Whitebox Special Opportunities Fund, L.P, Series B, a Delaware Series limited partnership (“WSOPFLPB”);

	(xxxv)	Whitebox Special Opportunities Fund, Ltd. – Segregated Portfolio B, a British Virgin Islands Segregated Portfolio Company (“WSOPFLTDB”).

	(xxxvi)	GPC LIX, LLC, a Delaware limited liability company (“GPC”);

	(xxxvii)	HFR RVA Combined Master Trust, a Bermuda limited partnership (“HFR”);

	(xxxviii)	IAM Mini-Fund 14 Limited, a Cayman Islands Corporation (“IAM”);

	(b)	Address of Principal Business Office or, if none, Residence

The address of the business office of WA, WCAA,WCCAFLP, WCAFLP, WCA, WMSFLP, WCFLP, WHHYA, WCRAFLP, WHHYFLP, WDCAA, WDCAFLP, PSA, PSFLP, WSOPA, WSOPFLP, and WSOPFLPB is:

3033 Excelsior Boulevard Suite 300 Minneapolis, MN 55416

The address of the business office of WCAP, WCCAFLTD, CP, WCAFLTD, WCP, WMSFLTD, FCP, WCFLTD, WHHYP, WCRAFLTD, DP, WHHYFLTD, PSP, PSFLTD, WSOPFLTD, and WSOPFLTDB is:

Trident Chambers, P.O. Box 146 Waterfront Drive, Wickhams Cay Road Town, Tortola, British Virgin Islands

The address of the business office of WDCAP and WDCAFLTD is:

Trident Trust Company (Cayman) Limited One Capital Place, 4th Floor, P.O. Box 847GT Grand Cayman, Cayman Islands, B.W.I.

The address of the business office of GPC is:

GPC LIX, LLC 135 East 57th. Street, 11th Floor New York, NY 10022

The address of the business office of HFR is:

HFR RVA Combined Master Trust 65 Front Street Hamilton, HM 11, Bermuda

The address of the business office of IAM is:

IAM Mini-Fund 14 Limited Boundary Hall, Cricket Square George Town, Grand Cayman, KY1-1102 Cayman Islands

	(c)	Citizenship

WA, WCAA,WCCAFLP, WCAFLP, WCA, WMSFLP, WCFLP, WHHYA, WCRAFLP, WHHYFLP, WDCAA, WDCAFLP, PSA, PSFLP, WSOPA, WSOPFLP, and WSOPFLPB, and GPC are organized under the laws of the State of Delaware; WCAP, WCCAFLTD, CP, WCAFLTD, WCP, WMSFLTD, FCP, WCFLTD, WHHYP, WCRAFLTD, DP, WHHYFLTD, PSP, PSFLTD, WSOPFLTD, and WSOPFLTDB are organized under the laws of the British Virgin Islands; and WDCAP, WDCAFLTD, and IAM are organized under the laws of the Cayman Islands; HFR is organized under the laws of Bermuda.

	(d)	Title of Class of Securities

Common Stock

	(e)	CUSIP Number

928497106

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or dealer registered under section 15 of the Act.

	(b)	☐ Bank as defined in section 3(a)(6) of the Act.

	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act.

	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940.

	(e)	☒ An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E).

	(f)	☐ An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F).

	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

	(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

	(j)	☐ Group, in accordance with § 240.13d-1(b)(1)(ii)(J).

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

Item 4.	Ownership

(a) Amount Beneficially Owned

WA, acting as an investment adviser to its client, is deemed to be the beneficial owner of 40,712,026 shares of Common Stock of the Company’s Amended.

WCAA, is deemed to beneficially own 13,287,160 Shares of Common Stock of the company.

WCAP is deemed to beneficially own 5,888,970 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WCCAFLP is deemed to beneficially own 5,888,970 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WCCAFLTD is deemed to beneficially own 5,888,970 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

CP is deemed to beneficially own 7,398,189 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WCAFLP is deemed to beneficially own 7,398,189 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WCAFLTD is deemed to beneficially own 7,398,189 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WCA, is deemed to beneficially own 17,430,116 Shares of Common Stock of the company.

WCP is deemed to beneficially own 9,679,296 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WMSFLP is deemed to beneficially own 9,679,296 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WMSFLTD is deemed to beneficially own 9,679,296 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

FCP is deemed to beneficially own 7,750,819 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WCFLP is deemed to beneficially own 7,750,819 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WCFLTD is deemed to beneficially own 7,750,819 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WHHYA is deemed to beneficially own 1,521,531 Shares of Common Stock of the company.

WHHYP is deemed to beneficially own 539,381 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WCRAFLP is deemed to beneficially own 539,381 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WCRAFLTD is deemed to beneficially own 539,381 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

DP is deemed to beneficially own 982,150 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WHHYFLP is deemed to beneficially own 982,150 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WHHYFLTD is deemed to beneficially own 982,150 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WDCAA, is deemed to beneficially own 483,763 Shares of Common Stock of the company.

WDCAP is deemed to beneficially own 483,763 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WDCAFLP is deemed to beneficially own 483,763 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WDCAFLTD is deemed to beneficially own 483,763 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

PSA, is deemed to beneficially own 2,944,673 Shares of Common Stock of the company.

PSP is deemed to beneficially own 2,944,643 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

PSFLP is deemed to beneficially own 2,944,643 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

PSFLTD is deemed to beneficially own 2,944,643 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WSOPA is deemed to beneficially own 549,570 Shares of Common Stock of the company.

WSOPFLP is deemed to beneficially own 549,570 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WSOPFLTD is deemed to beneficially own 549,570 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WSOPFLPB is deemed to beneficially own 549,570 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

WSOPFLTDB is deemed to beneficially own 549,570 shares of Common Stock as a result of its indirect ownership of Convertible Bonds and Common Stock of the company

GPC, is deemed to beneficially own 509,191 Shares of Common Stock of the company

HFR, is deemed to beneficially own 1,852,462 Shares of Common Stock of the company

IAM, is deemed to beneficially own 2,133,590 Shares of Common Stock of the company

As a result of the relationship described in this statement, each of WA, WCAA, WCCAFLP, WCCAFLTD, WCAFLP, WCAFLTD, WCA, WMSFLP, WMSFLTD, WCFLP, WCFLTD, WHHYA, WCRAFLP, WCRAFLTD, WHHYFLP, WHHYFLTD,WDCAA, WDCAFLP, WDCAFLTD, PSA, PSFLP, PSFLTD, WSOPA, WSOPFLTDB, and WSOPFLPB may be deemed to possess indirect beneficial ownership of the shares of Common Stock beneficially owned by each of WCAP, CP, WCP, FCP, WHHYP, DP, WDCAP, PSP, WSOPFLP, and WSOPFLTD, GPC, HFR, and IAM. WA, WCAA, WCCAFLP, WCCAFLTD, WCAFLP, WCAFLTD, WCA, WMSFLP, WMSFLTD, WCFLP, WCFLTD, WHHYA, WCRAFLP, WCRAFLTD, WHHYFLP, WHHYFLTD, WDCAA, WDCAFLP, WDCAFLTD, PSA, PSFLP, PSFLTD, WSOPA, WSOPFLPB, and WSOPFLTDB each disclaim indirect beneficial ownership of the shares of Common Stock except to the extent of their pecuniary interest in such shares.*

Based on the relationships described herein, these entities may be deemed to constitute a “group” within the meaning Of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934. The filing of this statement shall not be construed as an admission that WA, WCAA,WCAP, WCCAFLP, WCCAFLTD, CP, WCAFLP, WCAFLTD, WCA, WCP, WMSFLP, WMSFLTD, FCP, WCFLP, WCFLTD, WHHYA, WHHYP, WCRAFLP, WCRAFLTD, DP, WHHYFLP, WHHYFLTD, WDCAA, WDCAP, WDCAFLP, WDCAFLTD, PSA, PSP, PSFLP, PSFLTD, WSOPA, WSOPFLP, WSOPFLTD, WSOPFLPB, WSOPFLTDB, GPC, HFR, and IAM are a group, or have agreed to act as a group.*

(b) Percent of Class

WA beneficially owns 9.99 % of the company’s Common Stock.*

WCAA is deemed to beneficially own 3.26 % of the company’s Common Stock

WCAP is deemed to beneficially own 1.82 % of the company’s Common Stock

WCCAFLP is deemed to beneficially own 1.82 % of the company’s Common Stock

WCCAFLTD is deemed to beneficially own 1.82 % of the company’s Common Stock

CP is deemed to beneficially own 1.45 % of the company’s Common Stock

WCAFLP is deemed to beneficially own 1.45 % of the company’s Common Stock

WCAFLTD is deemed to beneficially own 1.45 % of the company’s Common Stock

WCA is deemed to beneficially own 4.28 % of the company’s Common Stock

WCP is deemed to beneficially own 2.38 % of the company’s Common Stock

WMSFLP is deemed to beneficially own 2.38 % of the company’s Common Stock

WMSFLTD is deemed to beneficially own 2.38 % of the company’s Common Stock

FCP is deemed to beneficially own 1.90 % of the company’s Common Stock

WCFLP is deemed to beneficially own 1.90 % of the company’s Common Stock

WCFLTD is deemed to beneficially own 1.90 % of the company’s Common Stock

WHHYA is deemed to beneficially own 0.37 % of the company’s Common Stock

WHHYP is deemed to beneficially own 0.13 % of the company’s Common Stock

WCRAFLP is deemed to beneficially own 0.13 % of the company’s Common Stock

WCRAFLTD is deemed to beneficially own 0.13 % of the company’s Common Stock

DP is deemed to beneficially own 0.24 % of the company’s Common Stock

WHHYFLP is deemed to beneficially own 0.24 % of the company’s Common Stock

WHHYFLTD is deemed to beneficially own 0.24 % of the company’s Common Stock

WDCAA is deemed to beneficially own 0.12 % of the company’s Common Stock

WDCAP is deemed to beneficially own 0.12 % of the company’s Common Stock

WDCAFLP is deemed to beneficially own 0.12 % of the company’s Common Stock

WDCAFLTD is deemed to beneficially own 0.12 % of the company’s Common Stock

PSA is deemed to beneficially own 0.72 % of the company’s Common Stock

PSP is deemed to beneficially own 0.72 % of the company’s Common Stock

PSFLP is deemed to beneficially own 0.72 % of the company’s Common Stock

PSFLTD is deemed to beneficially own 0.72 % of the company’s Common Stock

WSOPA is deemed to beneficially own 0.13 % of the company’s Common Stock

WSOPFLP is deemed to beneficially own 0.13 % of the company’s Common Stock

WSOPFLTD is deemed to beneficially own 0.13 % of the company’s Common Stock

WSOPFLPB is deemed to beneficially own 0.13 % of the company’s Common Stock

WSOPFLTDB is deemed to beneficially own 0.13 % of the company’s Common Stock

GPC beneficially owns 0.12 % of the company’s Common Stock.*

HFR beneficially owns 0.45 % of the company’s Common Stock.*

IAM beneficially owns 0.52 % of the company’s Common Stock.*

The percentage of Common Stock reportedly owned by each entity herein is based on 403,842,000 shares of outstanding Common Stock of the Company, which is the total number of shares issued and outstanding on December 31, 2009.

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

0

(ii) Shared power to vote or to direct the vote

WA has shared voting power with respect to 40,712,026 shares of the Issuer’s Common Stock.

WCAA, WCAP, WCCAFLP, WCCAFLTD, CP, WCAFLP, and WCAFLTD have shared voting power with respect to 13,287,160 Shares of the Company’s Common Stock.

WCA, WCP, WMSFLP, WMSFLTD, FCP, WCFLP, and WCFLTD have shared voting power with respect to 17,430,116 Shares of the Company’s Common Stock.

WHHYA, WHHYP, WCRAFLP, WCRAFLTD, DP, WHHYFLP, and WHHYFLTD have shared voting power with respect to 1,521,531 Shares of the Company’s Common Stock.

WDCAA, WDCAP, WDCAFLP, and WDCAFLTD have shared voting power with respect to 483,763 Shares of the Company’s Common Stock.

PSA, PSP, PSFLP, and PSFLTD have shared voting power with respect to 2,944,643 Shares of the Company’s Common Stock.

WSOPA, WSOPFL, WSOPFLTD, WSOPFLPB, and WSOPFLTDB have shared voting power with respect to 549,570 Shares of the Company’s Common Stock.

(iii) Sole power to dispose or to direct the disposition of

0

(iv) Shared power to dispose or to direct the disposition of

WA has shared voting power with respect to 40,712,026 shares of the Issuer’s Common Stock.

WCAA, WCAP, WCCAFLP, WCCAFLTD, CP, WCAFLP, and WCAFLTD have shared voting power with respect to 13,287,160 Shares of the Company’s Common Stock.

WCA, WCP, WMSFLP, WMSFLTD, FCP, WCFLP, and WCFLTD have shared voting power with respect to 17,430,116 Shares of the Company’s Common Stock.

WHHYA, WHHYP, WCRAFLP, WCRAFLTD, DP, WHHYFLP, and WHHYFLTD have shared voting power with respect to 1,521,531 Shares of the Company’s Common Stock.

WDCAA, WDCAP, WDCAFLP, and WDCAFLTD have shared voting power with respect to 483,763 Shares of the Company’s Common Stock.

PSA, PSP, PSFLP, and PSFLTD have shared voting power with respect to 2,944,643 Shares of the Company’s Common Stock.

WSOPA, WSOPFL, WSOPFLTD, WSOPFLPB, and WSOPFLTDB have shared voting power with respect to 549,570 Shares of the Company’s Common Stock.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐*.

Instruction. Dissolution of a group requires a response to this item.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

See Item 2

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2010
Date

/s/ Jonathan D. Wood
Signature

Jonathan D. Wood as Chief Financial Officer of Whitebox Advisors, LLC.
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

fb.us.1260302.03

** SEE INSTRUCTION BEFORE FILLING OUT **
SEC 1745 (2-02)
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